      As Filed with the Securities and Exchange Commission on July 2, 1999

                                                      Registration No. 333-45811

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 ON
                                    FORM S-3
                                       TO
                       REGISTRATION STATEMENT ON FORM S-1
                                    UNDER THE
                             SECURITIES ACT OF 1933

                          ----------------------------

                        Advantica Restaurant Group, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                                           13-3487402
    (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                     Identification No.)

                              203 East Main Street
                     Spartanburg, South Carolina 29319-9966
                                 (864) 597-8000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          ----------------------------

                             Rhonda J. Parish, Esq.
                  Executive Vice President and General Counsel
                        Advantica Restaurant Group, Inc.
                              203 East Main Street
                     Spartanburg, South Carolina 29319-9966
                                 (864) 597-8000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                    Copy to:
                               Gary C. Ivey, Esq.
                      Parker, Poe, Adams & Bernstein L.L.P.
                              2500 Charlotte Plaza
                         Charlotte, North Carolina 28244
                                 (704) 372-9000

                         -------------------------------

            Approximate date of commencement of proposed sale of the
             securities to the public: From time to time after this
                    Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED JULY 2, 1999

PROSPECTUS

                                9,301,820 Shares
                                       of

                        Advantica Restaurant Group, Inc.

                                  Common Stock

         The selling security holder who is identified in this Prospectus may offer and sell all of the shares of Common Stock of Advantica Restaurant Group, Inc. that are offered hereby from time to time. The Company previously issued shares under a Chapter 11 Joint Plan of Reorganization of the Company's predecessors, Flagstar Companies, Inc. and Flagstar Corporation. That Plan of Reorganization and the issuance of these shares became effective on January 7, 1998. The Company will not receive any proceeds from the sale of these shares and does not know when the proposed sale of the shares by the selling security holder will occur.

         The Common Stock is currently listed for trading as a NASDAQ National Market security on The NASDAQ Stock Market(R) under the trading symbol "DINE." The closing NASDAQ sale price of the Common Stock on June 30, 1999 was $3-7/16 per share. You are urged to obtain current market data.

         The selling security holder, directly, through agents designated from time to time, or through dealers or underwriters to be designated, may sell some or all of the Common Stock from time to time on terms determined at the time the Common Stock is sold. To the extent required, we will issue a prospectus supplement and/or post-effective amendment to the Registration Statement of which this Prospectus is a part to explain the terms of the sales by the selling security holder.

         See "Risk Factors" beginning on page 3 for a discussion of certain risks you should consider before purchasing any of the shares being offered.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

         You should rely only on the information contained in this Prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell the shares and is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted. You should not assume that the information in this Prospectus or any of its supplements is accurate as of any date other than the date on the front of these documents.

                  The date of this Prospectus is July  , 1999.


The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Such reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Commission's Public Reference Room at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information in the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. Copies may be obtained from the Commission upon payment of the prescribed fees. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission. The address of that site is http://www.sec.gov.

         The Commission allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling security holder sells all of the shares offered hereby or until we decide to terminate this offering earlier:

         1. The Company's Annual Report on Form 10-K for its fiscal year ended December 30, 1998.

         2. The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1999.

         3. The Company's Proxy Statement dated April 5, 1999 with respect to its May 19, 1999 Annual Meeting of Stockholders, portions of which have been incorporated by reference into the Company's 1998 Annual Report on Form 10-K.

         4. The Company's Registration Statement on Form 8-A dated January 7, 1998, registering its Common Stock.

         5. The description of the Company's Common Stock, which is contained in its Restated Certificate of Incorporation and Bylaws (which were filed as Exhibits 3.1 and 3.2, respectively, to the Company's Registration Statement on Form 8-A dated January 7, 1998, registering its Common Stock).

         We will provide without charge to each person to whom this Prospectus is delivered, upon their written or oral request, a copy of any and all documents incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Written or telephone requests should be directed to Rhonda J. Parish, Executive Vice President and General Counsel, 203 East Main Street, Spartanburg, South Carolina 29319; telephone (864) 597-8000.

         This Prospectus is a part of our Post-Effective Amendment No. 1 on Form S-3 to our previously effective Registration Statement on Form S-1 (Registration No. 333-45811) filed with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement (including the post-effective amendment) and the exhibits thereto. Statements about the contents of contracts or other documents contained in this Prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as exhibits to the Registration Statement (including the post-effective amendment) or such other filing. Copies of the Registration Statement (including the post-effective amendment) and these exhibits may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         The forward-looking statements included in the "Risk Factors" section and other sections in this Prospectus, together with forward-looking statements in our other documents that have been incorporated by reference into this Prospectus, reflect management's best judgment based on factors currently known, but do involve risk and uncertainties. Words such as "expects", "anticipates", "believes", "intends", and "hopes", variations of such words and similar expressions are intended to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors which include but are not limited to the factors discussed in those sections and those set forth in cautionary statements contained in Exhibit 99 to this Post-Effective Amendment No. 1. We are providing this forward-looking information pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 which should be evaluated in the context of these factors.

                                   THE COMPANY

         The Company, through its wholly-owned subsidiaries, is one of the largest restaurant companies in the United States, operating (directly and through franchisees) approximately 2,600 moderately priced restaurants at March 31, 1999. Advantica's operations are conducted through four restaurant chains or concepts, three chains in the full-service mid-scale dining segment and one in the quick-service segment. Although operating in two distinct segments of the restaurant industry -- full-service and quick-service -- the Company's restaurants benefit from a single management strategy that emphasizes superior value and quality, friendly and attentive service and appealing facilities.

         Denny's, the Company's largest concept, is the nation's largest chain of family-style full-service restaurants, with 1,752 units in 49 states, two U.S. territories and three foreign countries. Denny's largest concentration is in California and Florida, with more than 550 units in these two states. We believe that Denny's has the leading share of the national market in the family-style category. El Pollo Loco is a chain of 267 quick-service restaurants featuring flame-broiled chicken and related Mexican food items. Coco's is a regional bakery restaurant chain with 481 units in seven western states and three foreign countries, offering a wide variety of fresh-baked goods and value priced meals that capitalize on emerging food trends in the western United States. The Carrows chain, consisting of 148 units in seven western states, specializes in traditional American food, with emphasis on quality, homestyle fare at an excellent value.

         Our principal executive offices are located at 203 East Main Street, Spartanburg, South Carolina 29319-9966; telephone (864) 597-8000.

                                  RISK FACTORS

         You should carefully consider and evaluate all of the information in this Prospectus, including the risk factors set forth below, before investing in the shares being offered.

We Continue to Be Highly Leveraged

         Although consummation of our Chapter 11 Plan of Reorganization as of January 7, 1998 significantly reduced our debt obligations, we still have substantial indebtedness and debt service requirements, in absolute terms and in relation to shareholders' equity. At December 30, 1998, the Company's aggregate indebtedness totaled approximately $1,203.7 million and shareholders' equity was $236.0 million. For a more detailed description of our Chapter 11 Plan of Reorganization, see Note 1 to our 1998 audited financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for our fiscal year ended December 30, 1998.

         Our highly leveraged position may limit our ability to obtain additional financing in the future on acceptable terms and conditions. A substantial portion of our cash flow from operations must be dedicated to the payment of interest and principal on outstanding debt. The agreements governing that debt impose significant operating and financial restrictions on us. We will be required to refinance certain mortgage financings currently having an outstanding principal amount of $160 million, scheduled to mature in the year 2000. Our highly leveraged position may limit our ability to do so on acceptable terms.

         Subject to the successful refinancing of the mortgage financings noted above, we believe, based on our forecasts, that we will have sufficient operating cash flow from operations (together with funds available under existing credit facilities) to pay interest and scheduled amortization on all of our outstanding indebtedness and to fund anticipated capital expenditures through 2000. Our ability to meet our debt service obligations will depend on a number of factors, including our ability to maintain operating cash flow, and we cannot be sure that targeted levels of operating cash flow will actually be achieved. Our ability to maintain or increase operating cash flow will depend upon consumer tastes, the success of our marketing initiatives and other efforts to increase customer traffic in our restaurants, our success in obtaining advantageous commercial real estate sites suitable for restaurants, prevailing economic conditions and other factors, many of which are beyond our control.

The Restaurant Business Is Highly Competitive

         The restaurant business generally is highly competitive and the competition can be expected to increase. Price, restaurant location, food quality, quality and speed of service and attractiveness of facilities are important aspects of competition as are the effectiveness of marketing and advertising programs. The competitive environment is also often affected by factors beyond our control. Our restaurants compete with a wide variety of restaurants ranging from national and regional restaurant chains, some of which have substantially greater financial resources than we do, to locally-owned restaurants. There is also active competition for advantageous commercial real estate sites suitable for restaurants.


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

We May Need Additional Capital to Implement Our Operating Strategies and Compete Successfully

         Our businesses are expected to have substantial capital expenditure needs. We cannot be sure of our ability to gain access to additional capital, if needed, particularly in view of our continuing highly leveraged condition, our recent emergence from Bankruptcy Court protection, competitive factors and industry conditions.

We Are Subject to Significant Restrictions on Our Ability to Pay Dividends

         We have never paid dividends on our common equity securities. Furthermore, restrictions on both the Company and its subsidiaries contained in the instruments governing our outstanding indebtedness restrict our ability to pay dividends on the Common Stock in the future.

Our Historical Financial Information for Periods Since We Emerged from Bankruptcy Is Not Comparable to Financial Information for Periods Prior to Our Bankruptcy

         As a result of the consummation of our Plan of Reorganization and related transactions, the Company's financial condition and results of operations from and after January 7, 1998, as reflected in the documents referred to above which have been incorporated by reference into this Prospectus, are not comparable to the financial condition or results of operations reflected in the historical financial statements of the Company's predecessors also contained in those documents.

Our Business Operations and Performance Are Subject to Seasonal Variations

         Our business is moderately seasonal. Restaurant sales are generally greater in the second and third calendar quarters -- April through September -- than in the first and fourth calendar quarters -- October through March. Occupancy and other operating costs, which remain relatively constant, have a disproportionately greater negative effect on operating results during quarters with lower restaurant sales.

Our Success May Be Dependent on the Continued Employment of Our Senior Management Team

         One of our primary assets, particularly following our emergence from bankruptcy, is the group of highly skilled professionals that comprise our senior management team and who have the ability to leave the Company and so deprive us of valuable skills and knowledge that increase the profitability of our business operations. Although we have taken steps to retain our key management personnel, we cannot be sure that we will ultimately be able to do so and, if not, that we will be able to replace such personnel and achieve comparable results.

Our Operations Are Significantly Affected by General Economic, Market and Other Conditions

         Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants. Multi-unit food service chains such as ours can also be adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs (including increases in hourly wage and minimum unemployment tax rates), regional weather conditions and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and our results of operations and financial condition in particular.

The Success of Our Restaurants Depends on the Continuing Quality of Our Restaurant Locations

         The success of our Company-owned and franchised restaurants is significantly influenced by location. We cannot be sure that current locations will continue to be attractive as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, resulting in potentially reduced sales in those locations.

Our Operations Are Subject to Significant Government Regulations

         The Company and its franchisees are subject to federal, state and local laws and regulations governing health, sanitation, environmental matters, safety, the sale of alcoholic beverages and hiring and employment practices. Restaurant operations are also subject to federal and state laws that prohibit discrimination and laws regulating the design and operation of facilities, such as the



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

Americans with Disabilities Act of 1990. The operation of our franchisee system is also subject to regulations enacted by a number of states and rules promulgated by the Federal Trade Commission. We cannot predict the effect on our operations, particularly on our relationship with franchisees, caused by the future enactment of additional legislation regulating the franchise relationship.

The Company's Common Stock Is Thinly Traded

         The Common Stock, originally issued as of January 7, 1998, the effective date of our Chapter 11 Plan of Reorganization, is listed for trading as a NASDAQ National Market security on The NASDAQ Stock Market(R) under the trading symbol "DINE." While the NASDAQ listing generally facilitates the trading of the Common Stock, the Common Stock is somewhat thinly traded as compared with other NASDAQ National Market companies, and we cannot be sure that an active trading market will be sustained. In addition, we cannot be sure about the degree of price volatility in the market for the Common Stock from time to time. Accordingly, you cannot be sure that you will be able to sell your Common Stock in the future or as to the price at which any sale may occur. The price at which the Common Stock may trade from time to time will depend upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Company.

A Significant Portion of Our Software Applications Need to Be Modified for Year 2000 Compliance

         We recognize the need to ensure that our operations will not be adversely affected by Year 2000 software failures and have completed an assessment of our operations in this regard. As a result of that assessment, we determined that a significant portion of our software applications needed to be modified or replaced so that our systems will properly utilize dates beyond December 31, 1999. For the most part, we have replaced or are in the process of replacing existing systems and will have spent approximately $20 million in 1999 addressing our information systems issues, excluding the costs associated with the potential impact of the Year 2000 issue on third parties. Systems that are critical to our operations are targeted to be Year 2000 compliant by the summer of 1999.

              The nature of our business makes us very dependent on critical suppliers and service providers, and the failure of such third parties to adequately address the Year 2000 issue could have a material impact on our ability to conduct business. We are in the process of making inquiries to all third parties on which we depend. We cannot be sure, however, that the systems of other companies on which we rely will be timely converted, or that a failure to convert by another company would not have a material adverse effect on our operations.

              We believe, based on available information, that we will be able to manage our Year 2000 transition without any material adverse effect on our business operations. As the Year 2000 project progresses, we will establish contingency plans addressing business critical processes for operations and other critical corporate functions. However, the costs of the project and our ability to complete the Year 2000 transition on a timely basis are based on our best estimates, which were derived based on numerous assumptions of future events including the availability of certain resources, third party modification plans and other factors. As a result, we cannot be sure that these forward-looking estimates will be achieved. Actual results may differ materially from those plans, resulting in material financial risk to the Company.

                                 USE OF PROCEEDS

              We will not receive any of the proceeds from the sale of shares of Common Stock offered hereby, all of which will be received by the selling security holder.

                             SELLING SECURITY HOLDER

              When its Plan of Reorganization became effective on January 7, 1998, the Company entered into a Registration Rights Agreement with the selling security holder. It entered into this agreement with the selling security holder because the selling security holder was then the only holder having more than 10% of the Common Stock and because under current law, the selling security holder would be unable freely to resell its shares without an effective registration statement covering those resales. The Company, therefore, agreed to file and use its best efforts to cause to become effective the previously filed shelf Registration Statement, which has been amended by the Post-Effective Amendment No. 1 thereto of which this Prospectus is a part, covering resales by the selling security holder from time to time, and use its best efforts to cause this Registration Statement to remain effective until January 7, 2001 (or until January 7, 2003 if the Company is entitled to use a registration statement on Form S-3 under the Securities Act). In addition, the selling security holder may make three written demands on the Company for registration under the Securities Act of all or a part of the Common Stock issued to it pursuant to the Plan of Reorganization, and may make unlimited demands for registrations so long as such registrations may be effected on Form S-3 registration statements. In addition, the selling security holder has customary "piggyback" registration rights to include its shares of Common Stock, subject to certain limitations, in other registration statements filed by the Company under the Securities Act.

              The obligations of the Company to effect and maintain the effectiveness of any registration required by this Registration Rights Agreement terminate upon the earliest of (a) the sale of all shares of the Common Stock subject to the Registration Rights Agreement that are held by the selling security holder; (b) upon notice from the selling security holder that it no longer needs the benefits of the Registration Rights Agreement; and (c) when the selling security holder owns or holds (on a fully-diluted basis) less than 10% of the shares of Common Stock then outstanding (on a fully-diluted basis) and the Company has delivered to the selling security holder an opinion of recognized securities counsel to the effect that the Common Stock held by it may be freely resold by it without registration and without restriction or limitation under the Securities Act.

              The following table sets forth certain information with respect to the Common Stock held by the selling security holder. The selling security holder originally received the 9,301,820 shares offered hereunder as a distribution under the Company's Chapter 11 Plan of Reorganization in respect of approximately $206,771,000 in principal amount of debt securities of a Company predecessor that were previously owned by the selling security holder on behalf of certain investment advisory accounts managed by the selling security holder prior to consummation of the Plan of Reorganization. In addition, the selling security holder owned shares of the preferred stock of a Company predecessor on behalf of its managed accounts prior to consummation of the Plan of Reorganization, and received no distribution in respect thereof. The obligations of the Company in respect of these debt securities and shares of preferred stock were discharged upon the consummation of the Plan of Reorganization. Other than the ownership of these securities and except as otherwise noted elsewhere in this Prospectus or in the previously filed Registration Statement, the selling security holder has not held any position, office, or other material relationship with the Company or any of its predecessors or affiliates within the past three years other than as a result of the ownership of the Common Stock. The Common Stock may be offered from time to time by the selling security holder named below:

                                     Number of Shares
                                   Owned and Registered
Selling Security Holder                  Hereunder
-----------------------            --------------------

Loomis Sayles & Company, L.P. (1)..     9,301,820
One Financial Center
Boston, MA 02111

(1) According to its latest Schedule 13D filing, Loomis Sayles & Company, L.P. is an investment adviser to certain managed accounts, each of which is entitled to the pecuniary interest (including, without limitation, the sole right to receive dividends, proceeds and profits from sale) in the Common Stock being sold which are allocated to these accounts. According to that Schedule 13D, (i) as investment adviser to these accounts, Loomis retains the right to dispose of, and either retains or shares with the accounts the right to vote, such shares of Common Stock, and (ii) no account holds more than 5% of the outstanding shares of Common Stock.

(2) Loomis Sayles & Company, L.P. reported to the Company that it and certain related entities held 9,294,821 shares of Common Stock as of March 23, 1999.

         Because the selling security holder may sell all, some or none of the shares of Common Stock to be sold hereunder from time to time, the number of shares and percentage of the class held by the selling security holder after the offering cannot be determined at this time.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock registered hereunder may be sold from time to time to purchasers in privately negotiated transactions or in open market transactions. The selling security holder may from time to time offer the shares directly or through underwriters, brokers, dealers or agents, pursuant to (a) a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; or (c) ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers. In effecting such sales, underwriters, brokers or dealers engaged by the selling security holder may arrange for other brokers or dealers to participate in the resales. Such sales may be effected at market prices and on terms prevailing at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices. In addition, the selling security holder may engage in hedging or other similar transactions, and may pledge the shares being offered, and, upon default, the pledgee may effect sales of the pledged shares pursuant to this Prospectus. In connection with any hedging transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling security holder. The selling security holder may also sell Common Stock short and redeliver the shares to close out such short positions. The selling security holder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder. Underwriters, brokers, dealers and agents may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holder or the purchasers of shares for whom they may act as agent.

          The selling security holder and any underwriters, dealers or agents that participate in any distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At the time a particular offering of shares is made, a prospectus supplement or a post-effective amendment to the Registration Statement which has been amended by the Post-Effective Amendment No. 1 thereto of which this Prospectus is a part, if required, will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The selling security holder may or may not sell any of the shares. In addition, the selling security holder may sell any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act or Section 1145 of the Bankruptcy Code pursuant to Rule 144 or Section 1145 rather than pursuant to this Prospectus.

         The Common Stock is currently listed for trading as a NASDAQ National Market security on The NASDAQ Stock Market(R), and its trading symbol is "DINE." There can be no assurance that an active trading market will be sustained for the Common Stock.

         The Company agreed to pay all expenses in connection with the performance of the obligations to effect the shelf, demand and piggyback registrations under the Securities Act of the Common Stock covered by the Registration Rights Agreement, other than (a) underwriting fees, discounts, commissions or other similar selling expenses attributable to the sale of Common Stock under the Registration Rights Agreement; and (b) any expenses (other than internal expenses of its own officers and employees) in connection with any additional demand registration on Form S-3 after the three designated demand registrations. The Company agreed to indemnify and hold harmless, to the fullest extent permitted by law, the selling security holder against certain securities law liabilities (including, under certain circumstances, liabilities unrelated to the participation of the selling security holder in a registered offering or sale of the Common Stock) and, in lieu thereof, to contribute to payments required to be made by such selling security holder.

                                MATERIAL CHANGES

         No material changes in the Company's affairs have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to security holders which have not been described in a subsequent report on Form 10-Q under the Securities Exchange Act of 1934, except as follows:

         -- On May 14, 1999, FRD Acquisition Co., a wholly owned subsidiary of the Company, and certain of its operating subsidiaries entered into a new credit agreement with The Chase Manhattan Bank and Credit Lyonnais New York Branch and other lenders named therein establishing a $70 million senior secured credit facility to replace the bank facility previously in effect for the Company's Coco's and Carrows operations. That prior facility had been scheduled to mature in August 1999. The new facility, which is guaranteed by the Company, consists of a $30 million term loan and a $40 million revolving credit facility and matures in May 2003.

         -- On June 7, 1999, the Company announced that it had retained the investment banking firm of Donaldson, Lufkin & Jenrette to explore the possible sale of El Pollo Loco, the Company's only quick-service restaurant brand. This is consistent with our overall strategy to focus on our family dining portfolio, which is our core business.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Parker, Poe, Adams & Bernstein L.L.P., 2500 Charlotte Plaza, Charlotte, North Carolina 28244.

                                     EXPERTS

         The consolidated balance sheets as of December 31, 1997 and December 30, 1998 and the statements of consolidated operations and cash flows for the years ended December 31, 1996 and 1997, the one week period ended January
7, 1998 and the 51 week period ended December 30, 1998 of Advantica Restaurant Group, Inc. incorporated by reference into this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein, and have been so incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell Common Stock and it is not soliciting an offer to buy Common Stock in any state where the offer or sale is not permitted. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                                  ------------


                                TABLE OF CONTENTS

                                                          Page

Where You Can Find More Information about
    the Company..........................................   2
Cautionary Notice Regarding Forward-Looking
    Statements...........................................   2
The Company..............................................   3
Risk Factors.............................................   3
Use of Proceeds..........................................   5
Selling Security Holder..................................   5
Plan of Distribution.....................................   6
Material Changes.........................................   7
Legal Matters............................................   7
Experts..................................................   7



                              Advantica Restaurant
                                   Group, Inc.





                                9,301,820 Shares
                                       of
                                  Common Stock




                                  ------------

                                   PROSPECTUS

                                  ------------



                                  July 2, 1999

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth an estimate of the expenses that will be incurred by the registrant in connection with the distribution of the securities being registered hereby:

     SEC registration fee................$  -0-
     Legal fees and expenses............. 10,000
     Accounting fees and expenses........ 10,000
     Printing costs......................  5,000
     Miscellaneous....................... 10,000

     Total...............................$35,000

Item 15. Indemnification and Limitation of Liability of Directors and Officers.

         The Company's Bylaws effectively provide that the Company shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Company's Restated Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

         Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding brought by a third party if such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Section 102(b)(7) provided that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 16. Exhibits.

         The Exhibits to this Post-Effective Amendment No.1 are listed in the
Exhibit Index attached hereto.

Item 17. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director or officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spartanburg, State of South Carolina, on July 2, 1999.

                                     ADVANTICA RESTAURANT GROUP, INC.

                                     By: /s/ RHONDA J. PARISH
                                     -----------------------------------------
                                     Rhonda J. Parish
                                     Executive Vice President, General Counsel
                                       and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    Signature                                                   Title                          Date
                    ---------                                                   -----                          ----

                        *                                     Director, Chairman, President and Chief     July 2, 1999
--------------------------------------------------            Executive Officer
                (James B. Adamson)                            (Principal Executive Officer)

/s/            RONALD B. HUTCHISON                            Executive Vice President and Chief          July 2, 1999
--------------------------------------------------            Financial Officer (Principal Financial
             (Ronald B. Hutchison)                            Officer)


/s/             ANDREW F. GREEN                               Senior Vice President, Planning             July 2, 1999
--------------------------------------------------            and Corporate Controller
               (Andrew F. Green)                              (Principal Accounting Officer)

                        *                                     Director                                    July 2, 1999
--------------------------------------------------
               (Ronald E. Blaylock)

                        *                                     Director                                    July 2, 1999
--------------------------------------------------
               (Vera King Farris)

                        *                                     Director                                    July 2, 1999
--------------------------------------------------
               (James J. Gaffney)

                        *                                     Director                                    July 2, 1999
--------------------------------------------------
                 (Irwin N. Gold)

                        *                                     Director                                    July 2, 1999
--------------------------------------------------
                (Robert E. Marks)

                        *                                     Director                                    July 2, 1999
--------------------------------------------------
               (Charles F. Moran)

                        *                                     Director                                    July 2, 1999
--------------------------------------------------
             (Elizabeth A. Sanders)

                        *                                     Director                                    July 2, 1999
--------------------------------------------------
              (Donald R. Shepherd)

*By: /s/       RHONDA J. PARISH
--------------------------------------------------
              (Rhonda J. Parish)
(attorney-in-fact for each of the persons indicated)

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

   *2.1           Joint Plan of Reorganization of Flagstar Companies, Inc.
                  ("FCI") and Flagstar Corporation ("Flagstar"), the Company's predecessors, as amended November 7, 1997 and as confirmed by order of the United States Bankruptcy Court for the District of South Carolina entered November 12, 1997 (incorporated by reference to Exhibit 2.1 to FCI's Form 8-K, filed November 21,
                  1997).

  **4.1           Specimen certificate of Common Stock of the Company.

   *4.2           Registration Rights Agreement (incorporated by reference to
                  Exhibit 10.1 to the Company's Form 8-A with respect to the Common Stock filed January 7, 1998).

   *4.3 Indenture of Mortgage, Deed of Trust, Security Agreement, Financing Statement, Fixture Filing, and Assignment of Leases and Rents, from Denny's Realty, Inc. to State Street Bank and Trust Company, dated July 12, 1990 (incorporated by reference to Exhibit 4.9 to Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 33-29769) of FCI (the "Form S-l Amendment")).

   *4.4 Lease between Denny's Realty, Inc. and Denny's, Inc., dated as of December 29, 1989, as amended and restated as of July 12, 1990 (incorporated by reference to Exhibit 4.10 to the Form S-l Amendment).

   *4.5 Indenture dated as of July 12, 1990 between Denny's Realty, Inc. and State Street Bank and Trust Company relating to certain mortgage notes (incorporated by reference to Exhibit
                  4.11 to the Form S-l Amendment).

   *4.6 Mortgage Note in the amount of $10,000,000 of Denny's Realty, Inc., dated as of July 12, 1990 (incorporated by reference to Exhibit 4.15 to the Registration Statement on Form S-4 (No. 33-48923) of Flagstar (the "Form S-4")).

   *4.7 Mortgage Note in the amount of $52,000,000 of Denny's Realty, Inc., dated as of July 12, 1990 (incorporated by reference to Exhibit 4.16 to the Form S-4).

   *4.8 Mortgage Note in the amount of $98,000,000 of Denny's Realty, Inc., dated as of July 12, 1990 (incorporated by reference to Exhibit 4.17 to the Form S-4).

   *4.9 Indenture between Secured Restaurants Trust and The Citizens and Southern National Bank of South Carolina, dated as of November 1, 1990, relating to certain secured bonds (incorporated by reference to Exhibit 4.18 to the Form S-4).

   *4.10 Amended and Restated Trust Agreement between Spartan Holdings, Inc., as Depositor for Secured Restaurants Trust, and Wilmington Trust Company, dated as of October 15, 1990 (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-11 (No. 33-36345) of Secured Restaurants Trust).

   *4.11 Indenture dated as of May 23, 1996 between FRD Acquisition Co ("FRD") and The Bank of New York, as Trustee (the "FRD Indenture") (incorporated by reference to Exhibit 4.1 to the Registration Statement on Forms S-1 and S-4 (No. 333-07601) (the "FRD Form S-1/S-4") of FRD).

   *4.12 Form of First Supplemental Indenture to the FRD Indenture dated as of August 23, 1996 (incorporated by reference to Exhibit 4.1.1 to the FRD Form S-l/S-4).

   *4.13 Indenture relating to the Company's 11.25% Senior Notes due 2008 (including the form of security) dated as of January 7, 1998, between the Company and First Trust National Association, as Trustee (incorporated by reference to Exhibit
                  4.1 to the Company's Form 8-K filed January 15, 1998).

   *4.14 Warrant Agreement (including the form of Warrant) (incorporated by reference to Exhibit 10.1 to the Company's Form 8-A with respect to its Common Stock Warrants filed January 7, 1998).

   *4.15 Rights Agreement, dated as of December 15, 1998, between the Company and Continental Stock Transfer and Trust Company, as Rights Agent (including Form of Rights Certificate) (incorporated by reference to Exhibit 1 to the Company's Form 8-A with respect to its Preferred Stock Purchase Rights filed December 15, 1998).

  **5.1           Opinion of Parker, Poe, Adams & Bernstein L.L.P.
                  regarding the legality of securities to be issued.

  *12 Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company's 1998 Form 10-K (the "1998 Form 10-K")).

 **23.1           Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in
                  Exhibit 5.1 hereto).

   23.2           Consent of Deloitte & Touche.

 **24.1 Power of Attorney (included on signature page of Registration Statement as previously filed).

  *99 Safe Harbor Under the Private Securities Litigation Reform Act of 1995 (incorporated by reference to Exhibit 99 to the 1998 Form 10-K).

-----------------

*Certain of the exhibits to this Post-Effective Amendment No. 1 on Form S-3, indicated by an asterisk, are hereby incorporated by reference to other documents on file with the Commission with which they are physically filed, to be a part hereof as of their respective dates.

**Previously filed as a part of the Registration Statement on Form S-1 (Registration No. 33-45811) amended hereby.